UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2011

NATHAN'S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3189	11-3166443
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Jericho Plaza, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On May 4, 2011, Nathan’s Famous, Inc. (the “Registrant”) entered into a Note Purchase and Sale Agreement with Y & Y Capital Co, LLC (“Purchaser” and such agreement, the “Purchase Agreement”) pursuant to which the Registrant has agreed to sell to the Purchaser a certain amended and restated promissory note (the “Note”) of Miami Subs Capital Partners I, Inc. (the “Borrower”), dated April 1, 2010, payable to the order of Registrant in exchange for the payment to the Registrant by the Purchaser of an aggregate $900,000.  Simultaneously with the execution of the Purchase Agreement, the Purchaser paid to the Registrant $450,000 to be applied to the purchase price payable under the Purchase Agreement.  Pursuant to the Purchase Agreement, the closing of the sale of the Note is required to occur on or before June 30, 2011. In connection with the sale of the Note, simultaneously with the closing of such sale, the Registrant will also assign to the Purchaser all of the Registrant’s rights under certain related agreements which secure the obligation of the Borrower under the Note, including a security agreement dated as of June 7, 2007, two personal Guaranties and an irrevocable direction for the payment of funds under certain circumstances.

In connection with the sale of the Note, the Registrant expects to record an impairment charge of approximately $263,000.00 for the quarter ending March 27, 2011.

There is no material relationship between the Registrant and any of its affiliates and the Purchaser, other than in respect of the Purchase Agreement described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATHAN'S FAMOUS, INC.

By:	/s/ Ronald DeVos
Ronald DeVos
Vice-President Finance
and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated:  May 6, 2011